Exhibit 99.1

Autoliv Expands in Active Safety

Signs License and Cooperation Agreement with Hella

(Stockholm, April 19, 2011) — In response to the fast growing market for camera-based active safety systems, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – today announced that it is acquiring technologies, for automotive forward-looking vision systems, from Hella Aglaia Mobile Vision GmbH, a subsidiary of Hella KGaA Hueck & Co. and that the parties will cooperate to further develop these technologies.

Autoliv is acquiring an exclusive license to Hella Aglaia’s monovision based algorithms for Traffic Sign Recognition (TSR), Lane Detection and Light Source Recognition. By monitoring traffic signs, TSR helps the driver to keep the correct speed and follow other traffic rules; “Lane Detection” is used to warn against unintended (inadvertent) lane changes, and “Light Source Recognition” to automatically identify tail and head lights when vehicles meet or pass each other to avoid distracting other drivers.

Autoliv and Hella Aglaia will also cooperate to further develop, enhance and expand the functionalities of Hella’s existing technology for automotive and truck applications. More functionalities that will be added over time are Forward Collision Warning and Pedestrian Detection systems – these are intended to be included in the next generation of enhanced camera-based systems.

Hella will continue to deliver the technology to its existing customers, while Autoliv will be the Tier-1 supplier for new automotive customers.

“This is an important step towards further strengthening of our position in automotive safety” commented Jan Carlson, President and CEO of Autoliv. “We are combining two of the most experienced image-processing teams aiming for best-in-class vision systems” added Mr. Carlson.

“We are excited about the possibility to implement the Hella Aglaia technology into our core technology. The cooperation will allow faster time-to-market for Autoliv’s active safety technologies and ensures the allocation of adequate engineering resources” remarked Steve Rodé, President of Active and Passive Safety Electronics for Autoliv.

“This is the perfect match! Years of combined experience in automotive safety, state of the art computer vision software development and sensor technology will be a strong foundation for the technology leadership we are aiming for” says Kay Talmi, Managing Director of Hella-Aglaia Mobile Vision GmbH.

Autoliv expects to integrate Hella’s technologies into Autoliv’s monovision hardware by early 2012.

Inquiries:

Jan Carlson, President & CEO, Autoliv Inc.	Tel. +46 8 587 20 600

Steve Rodé, President Autoliv Electronics	Tel. +1 248 223 8083

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with more than 43,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2010 grew to by 40% to nearly US $7.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com

About Hella KGaA Hueck Co.

Hella is a globally positioned, independent family-owned company with 23,000 employees at 70 locations in more than 30 countries. The Hella Group develops and manufactures lighting and electronic components and systems for the automotive industry, and still has one of the world’s largest trade organizations for automotive parts, accessories, diagnosis and services. Complete vehicle modules, air-conditioning systems and vehicle electrical systems are produced in joint venture companies. With more than 3,500 people working in research and development, Hella is one of the most important innovation drivers in the market. In addition, with sales of 3.6 billion euros in fiscal year 2009/10, the Hella Group is one of the top 50 automotive parts suppliers in the world and one of the 100 largest German industrial companies.

Safe Harbour

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, product liability, warranty and recall claims and other litigations and customer reactions thereto, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, tax assessments, dependence on customers and suppliers, as well as the risks identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our most recent quarterly Report on Form 10-Q. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.